As filed with the Securities and Exchange Commission on December 20, 2002
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN QUEEN MINING CO. LTD.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	Not Applicable
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or	Number)
Organization)

6411 Imperial Avenue
West Vancouver, British Columbia
Canada V7W 2J5
(604) 921-7570

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

1996 STOCK OPTION PLAN

(Name, address and telephone number for service)	With Copies to:
H. Lutz Klingmann	Edward L. Mayerhofer
President	Morton & Company
Golden Queen Mining Co. Ltd.	Barristers & Solicitors
6411 Imperial Avenue	1200 - 750 West Pender Street
Vancouver, British Columbia	Vancouver, British Columbia
CANADA V7W 2J5	CANADA V6C 2T8
(604) 921-7570	(604) 681-1194

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum		Proposed
		Offering		Maximum	Amount of
Title of Each Class of	Amount to	Price Per		Aggregate	Registration
Securities to be Registered(1)	be Registered	Share		Offering Price	Fee
Golden Queen Mining Co. Ltd
1996 Stock Option Plan
Common Stock	90,000	$0.08	(2)	$7,200	$0.66
Common Stock	50,000	$0.13	(2)	$6,500	$0.60
Common Stock	110,000	$0.15	(2)	$16,500	$1.52
Common Stock	65,000	$0.16	(2)	$10,400	$0.96
Common Stock	775,000	$0.32	(2)	$248,000	$22.82
Common Stock	216,500	$0.57	(3)	$123,405	$11.35
Common Stock	1,920,000	$0.57	(4)	$1,094,400	$100.68

TOTAL	3,226,500			$1,506,405	$138.59

(1)
Consists of common shares of Golden Queen issued or to be issued or delivered on exercise of stock options under the Golden Queen 1996 Stock Option Plan. Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.

(2)	Represents the exercise price of options granted pursuant to the Golden Queen 1996 Stock Option Plan, which are outstanding and unexercised as at the date of this registration statement.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, for common shares of Golden Queen issued upon exercise of options under the 1996 Stock Option Plan, and based upon the average of the high and low trading prices for the common shares of Golden Queen as reported on the Toronto Stock Exchange on December 16, 2002.

(4)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, for options not yet granted, and based upon the average of the high and low trading prices for the common shares of Golden Queen as reported on the Toronto Stock Exchange on December 16, 2002.

EXPLANATORY NOTE

We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 3,226,500 common shares of Golden Queen Mining Co. Ltd. which have been reserved for issuance, or issued upon exercise of options, under Golden Queen’s Stock Option Plan dated August 27, 1996 (the “Plan”).

This Registration Statement also registers the reoffer and resale of up to 1,306,500 common shares by certain shareholders of Golden Queen (the “Selling Shareholders”) who have acquired, or may in the future acquire such common shares, upon exercise of their options granted pursuant to the Plan. Of these common shares, 1,090,000 shares when acquired by the Selling Shareholders will be deemed to be either “control securities” as defined in the instructions to Form S-8, and 216,500 previously issued common shares are deemed as “restricted securities” as defined in the instructions to Form S-8. These securities may be reoffered and resold on a continuous or delayed basis in the future under Rule 415 of the Securities Act. The number of shares included in the reoffer represents the total shares that have been or may be acquired upon exercise of options granted to the Selling Shareholders, and does not represent a present intention to sell all such shares. All sales of “control securities” and “restricted securities” will be subject to volume limitations as described in the “reoffer prospectus” forming part of this Form S-8.

This Registration Statement contains two parts. The first part contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 under the Securities Act. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the information relating to the Plan specified by Part I is not filed with the United States Securities and Exchange Commission (the “Commission”), but documents containing such information have been or will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 or Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

[OUTSIDE FRONT COVER PAGE]

This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

PROSPECTUS

GOLDEN QUEEN MINING CO. LTD.

1,306,500 COMMON SHARES

This reoffer prospectus relates to 1,306,500 common shares reserved for issuance or which have previously been issued upon exercise of stock options pursuant to our 1996 Stock Option Plan. These common shares may be offered and sold to the public by the selling shareholders named herein, who have, or may in the future, acquire the common shares under the Plan. The selling shareholders may not have a present intention to sell all or any shares acquired under the Plan and sales by the selling shareholders are subject to volume limitations.

The price at which a selling shareholder may sell a common share will be determined by the prevailing market price for a common share or through a privately negotiated transaction. Golden Queen will not receive any of the proceeds from the sale of the common shares, however we will receive the proceeds from the exercise by the selling shareholders of the options granted under the Plan.

Our common stock is not listed on a U.S. national securities market or the Nasdaq Stock Market. Our common stock is listed on the Toronto Stock Exchange and trades under the symbol “GQM”. Our stock is also quoted on the National Quotation Bureau’s Pink Sheets quotation service under the symbol “GQMNF”.

The mailing address of our principal executive offices is 6411 Imperial Avenue, West Vancouver, BC, CANADA, V7W 2J5 and our telephone number is (604) 921-7570.

YOU SHOULD CAREFULLY CONSIDER THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON SHARES, WHICH ARE DISCUSSED BEGINNING ON PAGE 3 OF THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS/FORWARD-LOOKING STATEMENTS."

The common shares offered or sold under this Prospectus have not been approved or disapproved by the United States Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offence.

The date of this Prospectus is December 19, 2002.

NOTE: No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

GOLDEN QUEEN MINING CO. LTD.

We are a precious metals exploration and development company. Our principal asset is an advanced stage development project known as the Soledad Mountain Project which we hope to develop into a producing gold and silver mine. The Soledad Mountain Project is located in the Mojave Mining District, Kern County, California. The project has known mineable reserves of gold and silver estimated at 1.52 million ounces and 24.9 million ounces respectively. We obtained an independent bankable feasibility study prepared for us in 2000, which contains a proposal whereby gold can be economically mined and extracted at gold prices of US$300 per ounce and silver prices of US$5.50 per ounce. Capital costs associated with achieving production under the feasibility study are approximately US$68,000,000. We are developing alternate proposals internally to determine the feasibility of development of the property based on recent and current price range levels for gold. Management has also determined that production of gold and silver can be achieved at significantly lower initial capital cost requirements than those associated with the 2000 feasibility study. The purpose of our internal proposals is to allow us to enter into discussions with potential partners who may have the resources necessary to implement a mining operation on the property. We are also reviewing opportunities to sell aggregate from the property that could provide us with a short term source of revenue and could effectively reduce our costs of removing and disposing of waste rock from the mining operation in the future.

The Soledad Mountain Project consists of property held by us through a total of 56 leases and 4 agreements. We are currently in default of some of our leases and agreements and are actively seeking to obtain moratorium’s on these agreements or otherwise re-negotiate the terms.

We conduct our property acquisition and exploration activities through our wholly-owned subsidiary, Golden Queen Mining Company, Inc., a company incorporated under the laws of State of California.

Our principal executive offices are located at 6411 Imperial Avenue, West Vancouver, British Columbia, Canada, and our telephone number is (604) 921-7570.

In addition to our obligations to file reports with the Securities and Exchange Commission, we are also a reporting company under the laws of the Provinces of British Columbia and Ontario. Our filings with the British Columbia Securities Commission can be viewed at www. SEDAR.com.

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus and in our quarterly and annual reports on Forms 10-QSB and 10-KSB when you evaluate our business and the forward-looking statements that we make in this prospectus.

It is unlikely that we will be successful at developing a mine at the Soledad Mountain Project unless gold prices improve significantly.

Current gold prices are below the levels required in order for us to obtain funding from traditional sources such as the public markets. We are seeking alternate sources of funding, including partnerships, as required to place our Soledad property into production. There is a significant risk that we will not be successful at obtaining the funds required or at negotiating a suitable production partnership as necessary to place the property into production unless gold prices stabilize at above US$325 per ounce. Based on current price levels and market conditions there is no guarantee that gold prices will reach US$325 per ounce on a sustained basis in the foreseeable future.

If we are unable to locate sources of funding, we will likely lose our interests in the Soledad Mountain Project due to lack of funding.

Our interest in the Soledad Mountain Project consists of 56 separate mining leases, 2 exploration agreements with options to purchase, and 2 purchase agreements. We ceased making payments to landowners in October of 2000, and have since been in the process of negotiating moratorium agreements with our landowners. Approximately 42% of the agreements, representing 86% of the mineral rights, have been renegotiated providing for a moratorium of at least three years or until financing can be arranged. Accordingly we are technically in default on 58% of the agreements which have not been paid or re-negotiated. There can be no assurance that we will be able to retain any of our property interests unless we are able to obtain adequate funding to make payments on the leases and agreements or obtain ongoing agreements from the land-owners to delay payment and extend the terms of the agreement. In April 2002 we were able to raise US$243,333 in funds from the exercise of warrants held by shareholders which provided us some funds necessary to negotiate extensions to some of our property leases and agreements. We may not be successful at raising future funds without some improvement in the price levels of gold, or success in finding a production partner for the development of a mining operation.

As our exploration and development activities do not generate revenues, we rely almost entirely on the sale of our shares to fund our operations. Our ability to continue operations is subject to our ability to obtain significant additional funds from investment in our company.

We have generated little or no revenue from mining operations to date and have incurred losses from inception through September 30, 2002 of approximately $34,284,000. This trend is expected to reverse only if, and when gold is produced from the Soledad Mountain Project. We may also achieve some revenues from the sale of aggregate on the property. At September 30, 2002, we held $134,576 in cash and cash equivalents, and are currently in care and maintenance with a "burn" rate of approximately $22,000 per month. While we are seeking to sell rip-rap aggregate over the next six month period which will provide us with some revenue, we may not otherwise have any source of revenue or funding, which would place our ability to continue operations in jeopardy.

We will need significant additional financing to put the Soledad Mountain Project into production. We have no commitment for bank financing or for the underwriting or purchase of additional stock, and are not a party to any agreement or arrangement providing for joint development. Whether and to what extent financing can be obtained will depend on a number of factors, the most significant of which is the price of gold. Gold prices fluctuate widely and are affected by numerous factors beyond our control, such as the strength of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world. Notwithstanding our efforts to develop a proposal to economically commence mining operations at current prices for gold, if gold prices do not increase, it may in fact not be economical for us to put the Soledad Mountain Project into production. Currently, the market is poor for raising additional capital for resource exploration and development companies.

Our ability to continue operations as a going concern is uncertain.

Some of the conditions noted raise substantial doubt about our ability to continue as a going concern. Our ability to obtain financing and adequately manage our expenses, and thus maintain solvency, is dependent on equity market conditions, the ability to find a joint venture partner, the market for precious metals, and/or the willingness of other parties to lend us money. Our ability to continue is also dependent upon our landowners’ interpretation of vested interest in the project without the prospect of royalty or land payments. While we have been successful at certain of these efforts in the past, there can be no assurance that current efforts will be successful. Note 1 to our financial statements for the year ended December 31, 2001 contains disclosure concerning our ability to continue as a going concern.

If we are successful at funding mining operations, due to the large number of contracts through which we hold our interests in the Soledad Mountain Project, we may be subject to various disputes as to ownership and entitlement to royalties.

We hold our interest in the Soledad property through 60 agreements, including 56 mining leases. In the event we are successful at securing financing, due to the large number of parties involved we may encounter disputes with landowners respecting the validity of our interest or their entitlement to royalties and payments. These disputes can be costly to resolve, and if not resolved may appear as a contingent liability on our financial statements. Currently we are in default of a significant number of agreements, and we may not be successful at renegotiating these agreements on favourable terms or at all, in which case our interest in the property will decrease.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the Selling Shareholders. We will receive proceeds from the Selling Shareholders upon their exercise of options to acquire the common stock being offered hereunder. Because the timing of our receipt of these proceeds is uncertain, we have no specific plan for their use. The options were granted pursuant to the Plan.

DILUTION

Because the Selling Shareholders will offer and sell the common shares covered by this prospectus at various times at prices and terms then prevailing or at prices related to the then current market price or in negotiated transactions, we have not included information about the dilution (if any) to the public arising from these sales.

PLAN OF DISTRIBUTION

We are offering 1,306,500 shares of our common stock to the public on a best efforts basis. We expect that most of the stock offered hereunder will be sold through the facilities of the Toronto Stock Exchange in ordinary market broker transactions. We have not engaged underwriters in connection with the offering. In effecting sales, we may arrange for brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from us in amounts to be negotiated prior to the sale. We and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

The offer and sale of our common stock under this prospectus will commence promptly upon the date of this prospectus in those jurisdictions where we are legally permitted to offer and sell the common stock. We will continue the offering until all of the shares are sold or until we terminate the offering. There are no pre-existing contractual agreements for any person to purchase the shares.

SELLING SHAREHOLDERS

The common shares to which this prospectus relates are being registered for reoffers and resales by the Selling Shareholders who have acquired or may acquire such common shares under the Plan as applicable. The shares acquired by such Selling Shareholders pursuant to the Plan will constitute either “restricted securities” or “control securities”, and as such require the use of this reoffer prospectus in order to be resold. “Restricted Securities” are securities acquired under the Plan that meet the definition of restricted securities pursuant to Rule 144(a)(3) promulgated under the U.S. Securities Act of 1933. “Control securities” include securities acquired by affiliates of the company under the Plan and pursuant to an effective registration statement.

Restricted securities and control securities may be included in a reoffer prospectus only if they have been or will be acquired by the selling security holder pursuant to an employee benefit plan. The selling shareholders named below may use this reoffer prospectus to offer and sell the number of restricted securities and control securities listed below. The number of restricted securities and control securities listed below represents the maximum number of shares that may be reoffered by the named individuals. The below amounts should not be construed as a present intention to sell the number of shares being registered for reoffer.

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering[8]
Keith Gainey	52,700[1]	50,000	2,700	0.005%
Richard Graeme	90,000[2]	90,000	0	0%
Gordon Gutrath	295,000[3]	190,000	105,000	0.20%
H. Lutz Klingmann	182,000[4]	182,000	0	0%
Chester Shynkaryk	500,000[5]	350,000	150,000	0.28%
Raymond Grant	90,000[6]	90,000	0	0%
Edward Thompson	354,500[7]	354,500	0	0%
TOTAL	1,564,200	1,306,500	257,700	0.485%

[	1	]
Jointly held with his wife, Robin Gainey. This number includes 50,000 shares not currently outstanding but immediately issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan.

[	2	]	This number includes 90,000 shares not currently outstanding but immediately issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan.

[	3	]	This number includes 190,000 shares not currently outstanding but immediately issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan.
[	4	]
This number includes 140,000 shares not currently outstanding but immediately issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan and 42,000 shares issued on the exercise of options granted pursuant to the 1996 Stock Option Plan.

[	5	]	This number includes 350,000 shares not currently outstanding but immediately issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan.
[	6	]
This number includes 270,000 shares not currently outstanding but immediately issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan, and 84,500 shares issued on the exercise of options granted pursuant to the 1996 Stock Option Plan.

[	7	]	This number includes 90,000 shares issued on the exercise of options granted pursuant to the 1996 Stock Option Plan.
[	8	]	Assuming all shares offered are sold. The Company is not aware of any present intention of these people to sell their shares.

Sales of shares under this prospectus by each of the Selling Shareholders named above within any three month period may not exceed 1% of the then outstanding shares of our common stock.

EXPERTS

The consolidated financial statements of Golden Queen as at December 31, 2001 and for each of the fiscal years in the two year period ended December 31, 2001 are incorporated herein by reference from Golden Queen’s annual report on Form 10-KSB, in reliance upon the report of BDO Dunwoody LLP, independent auditors, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Morton & Company has provided a legal opinion in connection with the validity of the shares being issued under the Plan.

Neither BDO Dunwoody LLP nor Morton & Company was retained on a contingent basis, and neither will receive a direct or indirect interest in Golden Queen.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. We began filing documents with the Commission electronically on November 21, 1996. Our filings with the Commission are also available to the public from commercial document retrieval services. Some of our filings are available at http://www.goldenqueen.com.

We filed a Registration Statement on Form S-8 to register with the Commission the common shares offered by this Prospectus. This document is a part of that Registration Statement and constitutes a prospectus of Golden Queen. As permitted by Commission rules, this document does not contain all the information you can find in the Registration Statement or exhibits to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or a document subsequently filed by us. This document incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial performance.

Filings of Golden Queen (Commission File No. 000-21777)	Period/Date
Annual Report on Form 10-KSB Quarterly Reports on Form 10-QSB	Year ended December 31, 2001 Quarter ended September 30, 2002

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

Copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document, are available from us, at no cost, by writing or telephoning us at:

6411 Imperial Avenue
West Vancouver, British Columbia
Canada V7W 2J5
(604) 921-7570
Attention: Mr. H. Lutz Klingmann, President

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of that document, regardless of the time of delivery of this prospectus or of any sale of common shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 128 of the Company Act (British Columbia), we may, with the approval of the court, indemnify our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which the person is made a party, so long as such persons acted honestly and in good faith and in a manner in which they reasonably believed to be in the best interests of Golden Queen. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under British Columbia law, corporations may also purchase and maintain insurance on behalf of any person who is or was a director or officer (or is serving at the request of Golden Queen as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer.

Our corporate articles provide that subject to the provisions of the Company Act (British Columbia), we will indemnify our directors and former directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which they are a party by reason of their role as a director of the company. Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of Golden Queen and shall enure to the benefit of the indemnitee’s heirs, executors and administrators. The Company Act (British Columbia) provides that any indemnification to be paid by the company must first receive court approval.

The effect of these provisions is potentially to indemnify Golden Queen’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Golden Queen.

DISCLOSURE OF COMMISSION POSITION ON INDEMNITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Golden Queen pursuant to the foregoing provisions, or otherwise, Golden Queen has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents or extracts of documents, which previously have been filed by Golden Queen with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

(a)	Golden Queen’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Commission on April 1, 2002;

(b)	Golden Queen’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2002, filed with the Commission on October 31, 2002;

(c)	All other reports filed by Golden Queen pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(d)	All documents filed by Golden Queen pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

For purposes of this Registration Statement, any document or any statement deemed to be incorporated by reference herein or contained in an Incorporated Document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Authorized Capital

Our constating documents consists of our Memorandum and Articles as required under the laws of British Columbia, Canada. These documents perform similar functions to the articles of incorporation and bylaws commonly required under the laws of most other North American jurisdictions. The Memorandum sets out our name and share capital and any restrictions on the functions of the company, whereas our Articles describe the rights and powers of the company, its shareholders and management. Our Memorandum authorizes the issuance of up to 103,000,000 shares consisting of 100,000,000 common shares without par value and 3,000,000 shares of preferred stock without par value.

Common Stock

Each common share has the same rights, privileges and preferences. Holders of the common shares have no pre-emptive rights to acquire additional shares or other subscription rights. There are no conversion rights and common shares are not subject to redemption provisions or future calls by us. As at December 9, 2002, there were 51,802,186 shares outstanding.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are not entitled to cumulate their votes.

In the event of our liquidation, dissolution, or winding-up, either voluntarily or involuntarily, subject to the prior rights of the holders of shares of preferred stock, the holders of the outstanding shares of our common stock are entitled to receive a pro rata share of our net assets as may be distributed after payment of all liabilities which may then be outstanding, subject to the preferences that may be applicable on any outstanding preferred stock if any.

Preferred Shares

Our Articles authorize the issuance of up to 3,000,000 preferred shares without par value. The preferred shares may be issued from time to time in any manner permitted by law and the provisions of the Articles, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance, prior to the issuance of any shares. The preferred shares have no voting rights or rights to receive dividends, however they do rank ahead of the common shares on liquidation or winding up. The preferred shares had rights of redemption and conversion, however all such rights expired on March 10, 1988. As at October 16, 2002, there were no preferred shares outstanding.

Transfer Agent

Our transfer agent is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, B.C. V6C 3B9, (604) 661-9400.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The shares registered herein are being issued to the officers, directors, consultants and employees for services provided to Golden Queen. Neither Golden Queen’s accountants nor any other experts named in the registration statement has any equity or other interest in Golden Queen. Neither BDO Dunwoody, LLP nor Morton & Company was retained on a contingent basis, and neither will receive a direct or indirect interest in Golden Queen.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The information with respect to the indemnification of Directors and Officers is incorporated from Golden Queen’s reoffer prospectus accompanying this Form S-8 in the section entitled “Indemnification of Directors and Officers”.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The presently issued and outstanding stock options granted under the Plan were granted in reliance on Regulation S and Regulation D promulgated under the Securities Act of 1933. Regulation S provides an exemption from the registration requirements for securities offered and sold by an issuer to non-U.S. residents that were outside of the United States at the time the offer and sale was made. Regulation D provides an exemption for accredited investors or up to 35 non-accredited investors provided they are sophisticated investors and disclosure requirements are met. Pursuant to Interpretation G(61) of the SEC Manual of Publicly Available Telephone Interpretations, the shares underlying these options may be registered at any time prior to exercise. Shares acquired upon exercise of options that have not been registered are issued as restricted securities. Restricted securities acquired pursuant to the Plan may be sold through a re-offer prospectus. This registration statement includes a re-offer prospectus which permits certain named selling shareholders to sell their restricted shares acquired pursuant to the exercise of options granted under the Plan.

ITEM 8. EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit table in Item 601of Regulation S-B):

4.1	Articles of Incorporation (1)

4.2	Bylaws (2)

5.1	Opinion of Morton & Company.

10.4	Golden Queen 1996 Stock Option Plan (3)

23.1	Consent of BDO Dunwoody LLP

23.2	Consent of Counsel (see Exhibit 5.1).

(1)	Incorporated by reference from the registrant’s registration statement on Form 10SB-12G/A filed with the Securities and Exchange Commission (Commission File No. 000-21777) on January 2, 1997.

(2)	Incorporated by reference from the registrant’s registration statement on Form 10SB-12G filed with the Securities and Exchange Commission (Commission File No. 000-21777) on November 21, 1996.

(3)	Incorporated by reference from the registrant’s registration statement on Form 10SB-12G filed with the Securities and Exchange Commission (Commission File No. 000-21777) on May 30, 1997.

ITEM 9. UNDERTAKINGS.

(1)	The undersigned Registrant hereby undertakes:

	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Golden Queen pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Golden Queen’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Golden Queen pursuant to the  foregoing provisions, or otherwise, Golden Queen has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Golden Queen of expenses incurred or paid by a director, officer or controlling person of Golden Queen in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Golden Queen count will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such  issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Golden Queen certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 20th day of December, 2002.

GOLDEN QUEEN MINING CO. LTD.

By: /s/ H. Lutz Klingmann
H. Lutz Klingmann
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title	Date

/s/ H. Lutz Klingmann	December 20, 2002
H. Lutz Klingmann
President and Director

/s/ Keith Gainey	December 20, 2002
Keith Gainey
Principal Accounting Officer

/s/ Edward Thompson	December 20, 2002
Edward Thompson
Chairman of the Board and Director

/s/ Chester Shynkaryk	December 20, 2002
Chester Shynkaryk
Director

/s/ Gordon Gutrath	December 20, 2002
Gordon Gutrath
Director